Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports 50 Percent EPS Gain on $34.7 Million

First Quarter Revenue

Operating Income Nearly Triples to $3.1 Million; Operating Margin Expands to 9 Percent

TROY, NY-January 20, 2005-MapInfo Corporation (Nasdaq: MAPS) today reported that net income for the first quarter of fiscal 2005 nearly doubled to $1.2 million, or $0.06 per share, versus $637,000, or $0.04 per share in the same quarter last year. Earnings for the quarter included $0.05 per share in net charges, as announced on January 11, related to the write-off of the remaining value of the company's equity investment in Alps Mapping, Co., Ltd. partially offset by a benefit resulting from recent changes in the United States tax laws. Revenue for the first quarter of 2005 reached $34.7 million, the highest quarterly revenue in the history of the company, and representing a 21 percent increase over the prior year's $28.6 million.

Financial highlights for the quarter include:

  For the seventh consecutive quarter, MapInfo reported a year-over-year gain in both operating income and operating margin. Operating income nearly tripled to $3.1 million, resulting in an operating margin of 9.0 percent, more than double the prior year operating margin.

  Cash and investments as of December 31, 2004 were $67.3 million and cash from operations grew by $1.9 million during the quarter.

  Total deferred revenues were $17.3 million at the end of the quarter.

"In the first quarter MapInfo demonstrated its consistent execution capability, as we continued to penetrate our target vertical markets and advance our 2005 growth initiatives," said Mark Cattini, president and chief executive officer. "We are satisfied with our performance in all of our target vertical markets, however, the public sector stood out on the strength of customer wins and the addition of Southbank Systems, a company specializing in infrastructure management software. The integration of Southbank Systems is progressing well and we already have several cross-selling engagements underway. In addition, the offerings we introduced last year - Envinsa™, MapXtreme® 2004 and Exponare™ - are gaining traction with additional implementations that extend the use of location-based solutions across an organization. Most importantly, revenue growth this quarter was well in excess of the operating expense additions associated with the Southbank acquisition, which, together with our commitment to cost discipline, pushed our operational return to its highest first quarter level."

Added Cattini, "Today, MapInfo is a much stronger company than a year ago. Our vertical market strategy is succeeding in solidifying our competitive position, the pipeline for Envinsa continues to grow and we are responding to an increasing number of RFPs. Building on the headway we made in the first quarter toward achieving our objectives, we plan to deliver increasingly profitable growth in 2005."

Guidance

MapInfo reaffirms its guidance for fiscal 2005 that anticipates revenues in the range of $149 million to $154 million, a full year operating margin of approximately 12 percent and earnings per share in the range of $0.42 to $0.46. Full year EPS guidance includes $0.05 per share related to the write-off of the remaining value of the company's equity investment in Alps Mapping, Co., Ltd. partially offset by a benefit resulting from recent changes in the United States tax laws.

For the second quarter of fiscal 2005, the company expects earnings per share of approximately $0.12 on revenue between $36 million and $37 million. For the second quarter of fiscal 2004, the company reported earnings per share of $0.07 on revenue of $31.4 million.

Conference Call

The MapInfo First Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EST) on Thursday, January 20, 2005. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EST) on January 20, 2005 through 5:30 PM (EST) on January 27, 2005. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 5564518). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements about the integration of Southbank Systems, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's annual report on Form 10-K under the section "Risk Factors" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -
MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months
	Ended December 31,

	2004	2003

Net revenues	$ 34,699	$ 28,587
Cost of revenues	10,383	8,361

Gross profit	24,316	20,226

Operating expenses:
Research and development	5,730	5,077
Selling and marketing	11,547	10,221
General and administrative	3,906	3,818

Total operating expenses	21,183	19,116

Operating income	3,133	1,110
Interest income	338	85
Interest expense	(305)	(303)
Other income (expense), net	(1,247)	169

Interest and other income (expense), net	(1,214)	(49)

Income before income taxes	1,919	1,061
Provision for income taxes	760	424

Net income	$ 1,159	$ 637

Earnings per share	$ 0.06	$ 0.04

Average shares outstanding	20,931	16,120

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	December 31,	September 30,
	2004	2004

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 67,274	$ 72,833
Receivables	26,489	27,792
Inventories	494	494
Other current assets	4,159	4,276

Total current assets	98,416	105,395
Property and equipment - net	25,793	25,906
Product development costs - net	449	374
Deferred income taxes	14,407	14,160
Goodwill - net	45,033	44,592
Other intangible assets - net	10,872	10,891
Investments and other assets	1,144	1,527

Total assets	$ 196,114	$ 202,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,301	$ 1,301
Accounts payable and accrued expenses	22,329	31,920
Deferred revenue	17,148	17,436

Total current liabilities	40,778	50,657
Long-term debt	15,262	15,590
Deferred revenue, long-term	166	340
Other long-term liabilities	2,896	2,765

Total liabilities	59,102	69,352

Stockholders' Equity:
Common stock	41	41
Paid-in capital	101,128	100,838
Retained earnings	35,843	32,614

Total stockholders' equity	137,012	133,493

Total liabilities and stockholders' equity	$ 196,114	$ 202,845